Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153; sara.gubins@nielsen.com

Media Relations: Connie Kim, +1 240 274 9999; connie.kim@nielsen.com

NIELSEN REPORTS 3rd QUARTER 2021 RESULTS

●	Revenues increased 5.5% to $882 million on a reported basis, 5.1% on a constant currency basis & 6.6% organic

●	Net income per share of $0.32 (diluted, from continuing operations); Adjusted EPS of $0.45

●	Raising 2021 revenue and EPS guidance; raising low end of adjusted EBITDA and Free Cash Flow guidance

●	On track to deliver Nielsen One, transformative single cross-media measurement solution, in 2022

New York – October 28, 2021 – Nielsen Holdings plc (NYSE: NLSN) announced its results for the third quarter ended September 30, 2021. The Company also increased its 2021 guidance, raising its revenue and adjusted earnings per share (“EPS”) ranges, and raising the low-end of its adjusted EBITDA and Free Cash Flow guidance ranges.

David Kenny, Chief Executive Officer, commented, “We are pleased with our strong third quarter results, building on our track record of execution and demonstrating continued progress on our strategic growth plan. In Audience Measurement, clients see the value in our enhanced and expanded products, and it is driving strong performance across national media and digital-first clients.  In Outcomes and Content, growth was driven, in part, by improving trends post-Covid, and we are continuing to build on our global leadership position. Our updated guidance today reflects our strong performance year to date and confidence in our ability to deliver on our objectives.”

“The media ecosystem is undergoing significant change as viewing accelerates to streaming. We are making strong progress advancing the development of Nielsen One, our cross-media measurement solution, to provide the market with comparable metrics across streaming and TV. We are building on our strong foundation in linear and digital, we have a clear timeline leading up to the launch in the fourth quarter of 2022, and we are delivering on interim milestones as planned. We believe that Nielsen is the only company positioned to deliver effectively on the promise of representative, currency-grade cross-platform measurement that is essential to the industry.”

Third Quarter 2021 Results

Unless indicated otherwise, the results referenced in this press release relate to Nielsen’s continuing operations. Beginning in the first quarter of 2021, Global Connect results were reclassified to discontinued operations for all periods presented. Non-GAAP metrics have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2020.

●	Third quarter revenues increased 5.5% to $882 million on a reported basis, 5.1% on a constant currency basis, and 6.6% on an organic basis compared to the prior year period.
o

Audience Measurement revenues of $637 million increased 3.9% on a reported basis, 3.7% on a constant currency basis, and 4.4% on an organic basis compared to the prior year period. Overall growth was solid, with national and digital measurement products showing strength, and with growth in local products.

o

Outcomes & Content revenues of $245 million increased 9.9% on a reported basis, 8.9% on a constant currency basis, and 12.5% on an organic basis compared to the prior year period. This was driven in part by improving trends in short-cycle revenue, solid growth in Content, and recovery in the Sports business.

●

Net income from continuing operations attributable to Nielsen shareholders increased 18.2% to $117 million, compared to $99 million in the third quarter of 2020. Net income from continuing operations per share on a diluted basis for the third quarter was $0.32, compared to $0.28 in the third quarter of 2020. The improvement in net income from continuing operations was driven by strong revenue performance, the ongoing benefit of permanent cost actions from the 2020 optimization plan, lower interest expense and lower depreciation and amortization expense in the third quarter of 2021. In addition, the third quarter of 2020 included an impairment of long-lived assets.

●	Reported EPS of $0.28 includes EPS of $0.33 from continuing operations and EPS of $(0.05) from discontinued operations.

●	Adjusted EPS was $0.45 for the third quarter, compared to $0.42 per share in the prior year period, reflecting higher adjusted EBITDA and lower depreciation and amortization expense year over year.
●	Adjusted EBITDA was $382 million, compared to $374 million in the third quarter of 2020, up 2.1% on a reported basis and 1.9% on a constant currency basis.
●

As expected, adjusted EBITDA margin of 43.3% decreased 143 basis points on a reported basis, or a decrease of 139 basis points on a constant currency basis, compared to the prior year period, reflecting the return of the temporary costs savings realized in 2020 in response to the COVID-19 pandemic and investments in growth initiatives, partially offset by the strong revenue performance in the quarter and benefits from the 2020 optimization plan.

●

Reported results were impacted by stronger currencies versus the dollar during the third quarter, which had a 40 basis point positive impact on reported revenue growth and a 20 basis point positive impact on adjusted EBITDA growth.

●	On a reported basis for the third quarter of 2021, as compared to the third quarter of 2020 (which included Global Connect for the full quarter):
○	Cash flow from operations decreased to $271 million, compared to $417 million in the prior year period. The year over year comparison reflects the absence of Global Connect in the current period.
○	Cash taxes were $20 million, compared to $35 million in the prior year period.
○	Net capital expenditures were 32% lower, at $77 million, compared to $113 million in the prior year period largely due to timing and the absence of Global Connect in the current period.
○	Reported free cash flow decreased to $194 million, compared to $304 million in the prior year period, primarily due to working capital timing and lower adjusted EBITDA.
●	As it relates to continuing operations for the third quarter of 2021, as compared to the third quarter of 2020:
○

Cash flow from operations decreased to $278 million, compared to $356 million in the prior year period. Cash flow performance was primarily driven by working capital timing and higher cash taxes, offset in part by higher adjusted EBITDA and lower interest payments.

○	Cash taxes were $20 million, compared to $15 million in the prior year period.
○	Net capital expenditures were $77 million, compared to $63 million in the prior year period.
○

Free cash flow was $209 million compared to $275 million in the prior year period. Free cash flow has been adjusted to exclude certain interest costs and to exclude separation-related costs. The prior year period also includes an adjustment for cash costs to position Nielsen as a stand-alone company.

●

Year-to-date, free cash flow on a continuing operations basis is $514 million, compared to $383 million during the same time period in 2020. Free cash flow has been adjusted to exclude certain interest costs and separation-related costs. The prior year period also includes an adjustment for cash costs to position Nielsen as a stand-alone company.

Financial Position

●

At September 30, 2021, we had cash and cash equivalents of $542 million and gross debt of $5.878 billion, resulting in net debt (gross debt less cash and cash equivalents) of $5.336 billion and a net debt leverage ratio of 3.51x.

Dividend

On October 14, 2021, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The $22 million estimated dividend is payable on December 2, 2021 to shareholders of record at the close of business on November 18, 2021.

2021 Full Year Guidance

The Company is updating full year 2021 guidance as follows:

●	Total revenue growth on a constant currency basis: 3.0% to 3.25% (previously 2.5% to 3.0%)
●	Organic revenue growth on a constant currency basis: 4.5% to 4.75% (previously 4.0% to 4.5%)
●	Adjusted EBITDA margin: 42.3% to 42.6%
●	Adjusted EBITDA: $1,480 - $1,490 million (previously $1,475 - $1,490 million)
●	Adjusted earnings per share: $1.65 - $1.70 (previously 1.54 - $1.61)
●	Free cash flow: $630 - $650 million (previously $620 - $650 million)

These estimates reflect Nielsen as if the sale of Global Connect occurred on January 1, 2020. The estimates exclude approximately $200 million of separation-related costs related to the sale.

2021 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs. These estimates reflect Nielsen as if the sale of Global Connect occurred on January 1, 2020.

The below table presents 2021 growth rate guidance, based on 2020 revenue on a constant currency basis.

(IN MILLIONS; REVENUE & GROWTH ON A CONSTANT CURRENCY BASIS)	2020 Revenue	2021 Growth Rate Guidance
Constant Currency Revenue	~$3,390	3.0% to 3.25%
Organic Revenue	~$3,330	4.5% to 4.75%

The below table presents a reconciliation from Net Income from continuing operations to Adjusted EBITDA for our 2021 guidance:

(IN MILLIONS)
Net income from continuing operations	$395 - $410
Interest expense, net	~290
Provision for income taxes	~150
Depreciation and amortization	~520
Restructuring charges	~20
Share-based compensation expense and Other	~110
Adjusted EBITDA	$1,480 - $1,490

The below table presents a reconciliation from Net Income from Continuing Operations Attributable to Nielsen Shareholders to Adjusted Net Income used to calculate Adjusted Earnings per Share (diluted) for our 2021 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income from continuing operations attributable to Nielsen shareholders	$385 - $400
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~150
Restructuring charges	~20
Share-based compensation expense and Other	~110
Tax effect of above items	(~70)
Adjusted Net Income	$595 - $610
Adjusted EPS	$1.65 - $1.70

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2021 guidance. These metrics have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2020. The estimates exclude $200 - $220 million of separation-related costs related to the sale.

(IN MILLIONS)
Net cash provided by operating activities	$935 - $955
Less: Capital expenditures, net	(~305)
Free cash flow	$630 - $650

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on October 28, 2021. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors. Within the United States, listeners can also access the call by dialing 1+888 330-2022. Callers outside the U.S. can dial 1+646 960-0690. Please note that the conference ID is required to access this call; the conference ID is 3610696.

A replay of the event will be available on Nielsen’s Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. Eastern Time, October 28, 2021 until 11:59 p.m. Eastern Time, November 4, 2021. The replay can be accessed from within the United States by dialing 1+800 770-2030. Other callers can access the replay at 1+647 362-9199. The replay pass code is 3610696.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those relating to “2021 Full Year Guidance” as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the final calculation of the gain on the sale with respect to our Global Connect business, which is currently pending finalization of income tax expense, the failure of our new business strategy in accomplishing our objectives, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this communication, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen shapes the world's media and content as a global leader in audience measurement, data and analytics. Through our understanding of people and their behaviors across all channels and platforms, we empower our clients with independent and actionable intelligence so they can connect and engage with their audiences—now and into the future.

An S&P 500 company, Nielsen (NYSE: NLSN) operates around the world in more than 55 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on social media.

Condensed Consolidated Financial Statements

The following sets forth our unaudited financial statements for the periods indicated:

●	Condensed Consolidated Statements of Operations
●	Condensed Consolidated Balance Sheets

Condensed Consolidated Statements of Cash Flows

These financial statements are unaudited, but in our opinion contain necessary adjustments for a fair presentation in accordance with GAAP.  Given the sale of our Global Connect business in the first quarter of 2021, Global Connect amounts are presented in separate discontinued operations line items in the Statements of Operations and in the Balance Sheets. The Condensed Consolidated Statement of Cash Flows presents combined cash flows from continuing operations with cash flows from discontinued operations within each cash flow statement category.

Results of Operations

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020	2021	2020
Revenues	$882	$836	$2,606	$2,489
Cost of revenues, exclusive of depreciation and amortization shown separately below	307	290	876	916
Selling, general and administrative expenses, exclusive of depreciation and amortization shown below	218	167	642	542
Depreciation and amortization	129	140	382	423
Impairment of other long-lived assets	—	8	—	49
Restructuring charges	6	9	12	41
Operating income	222	222	694	518
Interest expense, net	(68)	(82)	(217)	(247)
Foreign currency transaction (losses)/gains, net	(1)	9	(5)	10
Other expense, net	(1)	(9)	(27)	(15)
Income from continuing operations before income taxes and equity in net income of affiliates	152	140	445	266
Provision for income taxes	(33)	(38)	(129)	(72)
Equity in net income of affiliates	1	—	1	—
Net income from continuing operations	120	102	317	194
Net (loss)/income from discontinued operations, net of income taxes	(17)	(92)	440	(223)
Net income/(loss)	103	10	757	(29)
Net income attributable to noncontrolling interests	3	3	8	12
Net income/(loss) attributable to Nielsen shareholders	$100	$7	$749	$(41)
Net income/(loss) per share of common stock, basic
Net income from continuing operations attributable to Nielsen shareholders	$0.33	$0.28	$0.86	$0.51
Net (loss)/income from discontinued operations attributable to Nielsen shareholders	(0.05)	(0.26)	1.23	(0.63)
Net income/(loss) attributable to Nielsen shareholders	$0.28	$0.02	$2.09	$(0.11)
Net income/(loss) per share of common stock, diluted
Net income from continuing operations attributable to Nielsen shareholders	$0.32	$0.28	$0.86	$0.51
Net (loss)/income from discontinued operations attributable to Nielsen shareholders	(0.05)	(0.26)	1.22	(0.63)
Net income/(loss) attributable to Nielsen shareholders	$0.28	$0.02	$2.08	$(0.11)
Weighted-average shares of common stock outstanding, basic	358,879,518	356,913,312	358,489,287	356,661,167
Dilutive shares of common stock	1,648,595	1,529,996	1,896,697	1,162,553
Weighted-average shares of common stock outstanding, diluted	360,528,113	358,443,308	360,385,984	357,823,720
Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$542	$500
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $16 and $23 as of September 30, 2021 and December 31, 2020, respectively	580	465
Prepaid expenses and other current assets	265	195
Current assets, discontinued operations	-	1,064
Total current assets	1,387	2,224
Non-current assets
Property, plant and equipment, net	247	270
Operating lease right-of-use asset	155	161
Goodwill	5,659	5,680
Other intangible assets, net	3,505	3,663
Deferred tax assets	47	53
Other non-current assets	169	159
Non-current assets, discontinued operations	-	1,925
Total assets	$11,169	$14,135
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$546	$499
Deferred revenues	136	135
Income tax liabilities	107	15
Current portion of long-term debt, finance lease obligations and short-term borrowings	37	276
Current liabilities, discontinued operations	-	989
Total current liabilities	826	1,914
Non-current liabilities
Long-term debt and finance lease obligations	5,841	6,684
Deferred tax liabilities	670	888
Operating lease liabilities	139	140
Other non-current liabilities	407	429
Non-current liabilities, discontinued operations	-	1,837
Total liabilities	7,883	11,892
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 358,927,514 and 357,678,263 shares issued and 358,927,442 and 357,644,935 shares outstanding at September 30, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	4,289	4,340
Retained earnings/(accumulated deficit)	(467)	(1,216)
Accumulated other comprehensive loss, net of income taxes	(760)	(1,105)
Total Nielsen shareholders’ equity	3,094	2,051
Noncontrolling interests	192	192
Total equity	3,286	2,243
Total liabilities and equity	$11,169	$14,135

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(IN MILLIONS)	2021	2020
Operating Activities
Net income from continuing operations	$317	$194
Net loss from discontinued operations	(94)	(223)
Gain on disposal of Global Connect, net of tax, within discontinued operations	534	—
Net income/(loss)	757	(29)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	27	44
Gain on sale of discontinued operations, net of tax	(534)	—
Currency exchange rate differences on financial transactions and other losses	39	11
Equity in net loss of affiliates, net of dividends received	—	1
Depreciation and amortization	418	655
Impairment of other long-lived assets	—	53
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(131)	11
Prepaid expenses and other assets	(33)	137
Accounts payable and other current liabilities and deferred revenues	(112)	(129)
Other non-current liabilities	(35)	(37)
Interest payable	32	31
Income taxes	11	(86)
Net cash provided by operating activities	439	662
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(13)	(29)
Proceeds from the sale of subsidiaries and affiliates, net	2,269	13
Additions to property, plant and equipment and other assets	(41)	(26)
Additions to intangible assets	(197)	(319)
Proceeds from the sale of property, plant, equipment and other assets	3	—
Other investing activities	—	(4)
Net cash provided by/(used in) investing activities	2,021	(365)
Financing Activities
Net borrowings under revolving credit facility	—	—
Proceeds from issuances of debt, net of issuance costs	1,231	2,974
Repayment of debt	(3,632)	(1,319)
Cash dividends paid to shareholders	(65)	(64)
Activity from share-based compensation plans	(10)	(6)
Proceeds from employee stock purchase plan	1	3
Finance leases	(34)	(43)
Other financing activities	(10)	(29)
Net cash (used in)/provided by financing activities	(2,519)	1,516
Effect of exchange-rate changes on cash and cash equivalents	(9)	(17)
Net decrease in cash and cash equivalents	(68)	1,796
Cash and cash equivalents at beginning of period	610	454
Cash and cash equivalents at end of period	$542	$2,250
Supplemental Cash Flow Information
Cash paid for income taxes	$96	$128
Cash paid for interest, net of amounts capitalized	$193	$246

The gain on the sale of our Global Connect business is pending finalization of income tax expense. Since this amount has been determined based on estimates, the final net gain on the sale transaction may differ materially from the amount presented herein. Any change from the amount currently presented would be reflected as a revision in a future quarterly period.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance.  These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and nine months ended September 30, 2021.

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency		Organic Constant Currency
	Three Months Ended 9/30/2021	Three Months Ended 9/30/2020	% Variance	Three Months Ended 9/30/2020	% Variance	Three Months Ended 9/302021	Three Months Ended 9/30/2020	% Variance

Audience Measurement	$637	$613	3.9%	$614	3.7%	$634	$607	4.4%
Outcomes / Content	245	223	9.9%	225	8.9%	243	216	12.5%
Total	$882	$836	5.5%	$839	5.1%	$877	$823	6.6%
(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency		Organic Constant Currency
	Nine Months Ended 9/30/2021	Nine Months Ended 9/30/2020	% Variance	Nine Months Ended 9/30/2020	% Variance	Nine Months Ended 9/302021	Nine Months Ended 9/30/2020	% Variance

Audience Measurement	$1,898	$1,831	3.7%	$1,843	3.0%	$1,892	$1,827	3.6%
Outcomes / Content	708	658	7.6%	672	5.4%	705	647	9.0%
Total	$2,606	$2,489	4.7%	$2,515	3.6%	$2,597	$2,474	5.0%

The below table presents a reconciliation of Net Income from Continuing Operations, less net income attributable to noncontrolling interest, and Adjusted EBITDA on a reported basis to a constant currency basis for the three and nine months ended September 30, 2021.

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency
	Three Months Ended 9/30/2021	Three Months Ended 9/30/2020	% Variance	Three Months Ended 9/30/2020	% Variance

Net income from continuing operations attributable to Nielsen shareholders	$117	$99	18.2%	$100	17.0%

Adjusted EBITDA	$382	$374	2.1%	$375	1.9%

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency
	Nine Months Ended 9/30/2021	Nine Months Ended 9/30/2020	% Variance	Nine Months Ended 9/30/2020	% Variance

Net income from continuing operations attributable to Nielsen shareholders	$309	$183	68.9%	$186	66.1%

Adjusted EBITDA	$1,140	$1,031	10.6%	$1,036	10.0%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from continuing operations of our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements and related fees, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may, therefore, have limitations as a comparative analytical tool.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders from continuing operations per share (diluted) from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income from continuing operations	$120	$102	$317	$194
Less: Net income attributable to noncontrolling interests	3	3	8	11
Net income from continuing operations attributable to Nielsen shareholders	117	99	309	183
Interest expense, net	68	82	217	247
Provision for income taxes	33	38	129	72
Depreciation and amortization	129	140	382	423
EBITDA	347	359	1,037	925
Equity in net income of affiliates	(1)	-	(1)	-
Other non-operating expense, net	5	3	40	16
Restructuring charges	6	9	12	41
Impairment of other long-lived assets	-	8	-	49
Share-based compensation expense	10	10	26	30
Other items(1)	15	3	26	23
Dis-synergy costs(2)	-	(18)	-	(53)
Adjusted EBITDA	$382	$374	$1,140	$1,031

(1)

For the three and nine months ended September 30, 2021, other items primarily consist of business optimization costs and transaction related costs. For the three months ended September 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the nine months ended September 30, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

(2)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, Transition Services Agreements (“TSAs”) and Commercial Arrangements.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income from continuing operations attributable to Nielsen shareholders per share of common stock, diluted	$0.32	$0.28	$0.86	$0.51
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.10	0.12	0.32	0.35
Impairment of other long-lived assets	-	0.02	-	0.14
Restructuring charges	0.02	0.03	0.03	0.11
Share-based compensation	0.03	0.03	0.07	0.08
Other non-operating expense, net	-	-	0.09	0.01
Other items (1)	0.04	0.01	0.07	0.06
Interest adjustment(2)	-	0.03	0.04	0.11
Dis-synergy costs(3)	-	(0.05)	-	(0.15)
Tax effect of above items	(0.05)	(0.04)	(0.16)	(0.15)
Discrete tax benefit/(provision)	(0.02)	-	0.03	0.04
Adjusted earnings per share	$0.45	$0.42	$1.35	$1.13

(1)

For the three and nine months ended September 30, 2021, other items primarily consist of business optimization costs and transaction related costs. For the three months ended September 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the nine months ended September 30, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

(2)	As if the Global Connect sale and resulting de-levering occurred on January 1, 2020.
(3)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, TSAs and Commercial Arrangements.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from consolidated net cash provided by operating activities to free cash flow. Free cash flow is presented as if the Global Connect transaction and resulting de-levering occurred on January 1, 2020. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the free cash flow results.

We believe that providing this information provides useful information on the free cash flow performance on a more comparable basis.

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Consolidated net cash provided by operating activities	$271	417	439	662
Less: Capital expenditures, net	(77)	(113)	(235)	(345)

Consolidated free cash flow	$194	304	204	317
Less: Discontinued operations free cash flow	(7)	11	(265)	(121)
Free cash flow from continuing operations	201	293	469	438
Interest adjustment(a)	-	-	24	14
Dis-synergies adjustment (b)	-	(18)	-	(69)
Separation-related cash costs (c)	8	-	21	-
Free cash flow	$209	$275	$514	$383

(a)	Reflects an adjustment to interest payments as if the Global Connect transaction and the resulting de-levering occurred on January 1, 2020.
(b)	Includes net payments related to costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, TSAs and Commercial Arrangements.
(c)	Primarily includes capital expenditures to position Nielsen to be a standalone company and tax payments related to the separation.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of the net debt leverage ratio as of September 30, 2021 as if the Global Connect sale closed on January 1, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of September 30, 2021	$5,878
Less: Cash and cash equivalents as of September 30, 2021	(542)
Net debt as of September 30, 2021	$5,336
Adjusted EBITDA for the year ended December 31, 2020	$1,411
Less: Adjusted EBITDA for the nine months ended September 30, 2020	(1,031)
Add: Adjusted EBITDA for the nine months ended September 30, 2021	1,140
Adjusted EBITDA for the twelve months ended September 30, 2021	$1,520
Net debt leverage ratio as of September 30, 2021	3.51x